Exhibit 10.3
Execution Version
MASTER TRANSITION SERVICES AGREEMENT
NO. OCTV-26-03-7805
This Transition Services Agreement (this “Agreement”), dated as of May 22, 2026 (“Effective Date”), is made by and between Hexagon AB, a Swedish public company, on behalf of itself and the other Parent Group Companies (“Parent”), and Octave Intelligence plc, an Irish company, on behalf of itself and the other Spinco Group Companies (“Spinco”). Parent and Spinco are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, effective the Effective Date, Spinco and the Spinco Group Companies have spun off from Hexagon AB (“Spin Off”);
WHEREAS, the Parent Group Companies have, in the ordinary course of business of intertwined companies, provided certain services to the Spinco Group Companies, including those services listed on Schedule I hereto (the “Parent Services”); and
WHEREAS, the Spinco Group Companies have, in the ordinary course of business of intertwined companies, provided certain services to Parent Group Companies, including those services listed on Schedule II hereto (the “Spinco Services”); hereinafter these Parent Services and Spinco Services collectively and as applicable shall be termed “Services”; and
WHEREAS, in order to ensure an orderly separation post-Spin-Off, the Parties are willing to continue to provide the Services to the other subject to the conditions set forth herein for a transitional period beginning on the Effective Date and ending on the expiration of the duration designated for each separate service as listed on Schedule I and Schedule II hereto, unless such term is extended pursuant to Article 2.1(c), Article 2.8, or by mutual agreement of the Parties in accordance with Article 7.3. With respect to any particular Service, the expiration of the applicable duration listed on Schedule I and Schedule II, as may be extended in accordance with the terms of this Agreement, is referred to herein as the “End Date”.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Distribution Agreement, dated as of the date hereof, between Parent and Spinco (the “Distribution Agreement”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS; INTERPRETIVE MATTERS
1.1Definitions.
(a)“Affiliates” means the Parent Group Companies and Spinco Group Companies, as applicable.
(b)“Business” means as reasonably required in the ordinary course of business of Service Recipient’s business prior to Spin-Off.
(c)“Documentation” means, whether in electronic or printed form, User’s Guides, Installation Guides, Reference Guides, Administrator’s Guides, Customization Guides, Programmer’s Guides, Configuration Guides and Help Guides that may be delivered with (delivery includes electronic access to) a Software Product.
(d)“End Date” shall be as defined in the preamble.

(e)“End of Life Software” means Software Products that are no longer actively being sold, developed or improved by the Service Recipient prior to or as of the Effective Date.
(f)“Omitted Service” shall be as defined in Article 2.9.
(g)“Parent” shall be as defined in the introduction paragraph.
(h)“Parent Group Company(ies)” means Parent or any other subsidiary (direct and indirect) of Hexagon AB.
(i)“Parent Marks” shall be as defined in Article 2.11.
(j)“Parent Services” shall be as defined in the preamble.
(k)“Personal Data” shall be as defined in Article 5.3.
(l)“Representatives” shall mean such Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, contractors, and other representatives, including, without limitation, legal counsel, accountants, financial advisors, investment bankers, and other professional advisors or agents, acting in their capacity as such on behalf of the Affiliates.
(m)“Schedule” means Schedule I, Schedule II or Schedule III, as applicable.
(n)“Service Personnel” is as defined in Article 2.6.
(o)“Service Provider” shall mean Parent or Spinco, as applicable, who are providing the Service. “Service Provider Group Companies” shall mean the Parent or Spinco Group of Companies who are providing the Service. Parent and/or the Parent Group Companies are the Service Provider/Service Provider Group Companies for the Services stated in Schedule I; Spinco and/or the Spinco Group Companies are the Service Provider/Service Provider Group Companies for the Services stated in Schedule II.
(p)“Service Recipient” shall mean Parent or Spinco, as applicable, receiving the Service. “Service Recipient Group Companies” shall mean the Parent or Spinco Group of Companies who are receiving the Service. Spinco/Spinco Group Company(ies) are the Service Recipient/Service Recipient Group Companies for the Services stated in Schedule I; Parent/Parent Group Company(ies) are the Service Recipient/Service Recipient Group Companies for the Services stated in Schedule II.
(q)“Software Products” means the commercial software products (includes software as a service and on-premise) owned and licensed by Service Recipient to its customers prior to the Spin-Off.
(r)“Spinco” shall be as defined in the introduction paragraph.
(s)“Spinco Group Companies” means any subsidiary (direct and indirect) of Spinco.
(t)“Spinco Services” shall be as defined in the preamble.
(u)“Transition License Period” shall be as defined in Article 2.11 (b).

1.2Interpretive Matters.
(a)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non- Business Day, the period in question will end on the next succeeding Business Day.
(b)All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars unless explicitly stated for a Service in Schedule I and Schedule II. All accounting terms used herein will, to the extent not inconsistent with the express terms of this Agreement or otherwise expressly set forth in this Agreement, be construed in conformity with generally accepted accounting principles in the United States as in effect as of the date of this Agreement.
(c)Schedule I, Schedule II and Schedule III to this Agreement are integral parts of this Agreement and are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in Schedule I, Schedule II and Schedule III of this Agreement but not otherwise defined therein have the meanings set forth in this Agreement or, if not otherwise defined herein, the Distribution Agreement.
(d)The word “or” is not exclusive.
(e)Words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations, limited liability companies, partnerships and other entities and vice versa.
(f)The headings contained in this Agreement are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or any Article hereof or Schedule hereto.
(g)As used in this Agreement, the words “hereof” and “herein” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not merely to a subdivision in which such words appear.
(h)Whenever the words “include,” “includes” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.”
(i)The phrase “ordinary course of business,” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice (but giving effect to any adjustments or modifications thereto).
(j)References to statutes include all regulations promulgated thereunder and references to any law will be construed as such law as in effect on the date of this Agreement. All references to Contracts will be understood to mean “as amended”.
(k)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used to construe this Agreement or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of such prior drafts.
(l)Whenever in this Agreement a Party is permitted or required to exercise “sole and absolute discretion” or a similar grant of authority or latitude, such Party will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (including the duty of good faith and fair dealing) to give any consideration to any interest of or factors affecting any other Person.
(m)This Agreement is intended to encompass the general transition services required to spin-off the Spinco Group Companies from the Parent Group Companies. There are Services needed by both the Parent Group Companies and Spinco Group Companies. Use of a “Service Recipient,” “Service Provider,” “Parent,” and “Spinco,” definition where it is reasonable that the collective definition (i.e. “Service Recipient Group Company, Service Provider Group Company, Parent Group Company, or Spinco Group Company”) should have been used shall be interpreted as collective.
ARTICLE II
THE SERVICES
2.1The Services.
(a)Service Provider will provide, or will cause the other Service Provider Group Companies to provide, the Services defined in the applicable Schedule in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Article 4.1, Article 4.2 and Article 5.2, the obligations of Service Provider under this Agreement to provide, or cause the other Service Provider Group Companies to provide, the Services will terminate with respect to each Service on the End Date for such Parent Service as stated in the applicable Schedule. Notwithstanding the foregoing, the Parties acknowledge and agree that the Service Recipient may determine in its sole and absolute discretion from time to time that it does not require all of the Services set out in the applicable Schedule or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Service Recipient may terminate any Service, in whole and not in part unless otherwise mutually agreed between the Parties in accordance with Article 7.3, without penalty upon notification to Service Provider in writing of any such determination.
(b)For the avoidance of doubt, the Service Recipient will have no obligation to request any particular Service be provided hereunder and may terminate the use of any Service hereunder at any time as provided in Article 2.1(a). Service Provider will have no obligation to provide, or to cause any other Service Provider Group Company to provide, any Service after the last to expire End Date. Upon mutual agreement and in accordance with Article 7.3, the Parties may add Services from time to time or extend the duration for any Parent Service by modifying the applicable Schedule.
(c)In the event the Service Recipient/Service Recipient Group Company does not have the necessary functionality, resources or capabilities to replace a Service by the End Date of the applicable Service, the Service Recipient may extend the duration of the applicable Service by an additional period equal to the initial duration of the applicable Service (such period, an “Extension Period”) by providing 30 days’ prior written notice to the Service Provider. During any Extension Period, the fees for such Service will remain the same as in effect for the initial duration immediately prior to the Extension Period. In the event the Service Recipients do not have the necessary functionality, resources or capabilities to replace a Service by the expiration of any Extension Period, the Service Provider agrees to continue such Service, without interruption, to the Service Recipients and the Parties will negotiate in good faith a subcontract agreement on usual and customary terms and conditions, including pricing, to continue to provide the Service Recipients with the additional period of time necessary to complete the implementation of such functionality, resources or capabilities into production to replace the applicable Service(s).
2.2Standard of Care. The Service Recipient acknowledges and agrees that the Service Provider and the Service Provider Group Companies are not in the business of providing services to third parties and are entering into this Agreement only as an accommodation to Service Recipient in connection with the Spin-Off. Each Service Provider, on behalf of itself and its Group Companies, agrees that: (a) the Services will be provided in accordance with applicable law, in a manner substantially consistent and with the same standard of care as historically provided during the period from March 1, 2025 through the Effective Date of this Agreement; and (b) the Service Provider and the Service Provider Group Companies will comply with applicable laws governing the employment, retention and compensation of the Service Personnel. Service Recipient acknowledges and agrees that Service Provider and Service Provider Group Companies make no representation or warranty of any kind, implied or expressed, with respect to the Services, including any warranty of merchantability or fitness for a particular purpose, which are all specifically disclaimed.
2.3Access. In order to enable the provision of the Services, Service Recipient will provide, and will cause the other Service Recipient Group Companies to provide, to the Service Personnel, reasonable access, at no cost, to the facilities, personnel, systems, and/or any other assets of the Service Recipient and the Service Recipient Group Companies, in all cases (i) to the extent reasonably necessary for the Service Provider and/or the Service Provider Group Companies to fulfill its obligations under this Agreement upon reasonable prior written notice and (ii) which will remain subject to the confidentiality and systems security provisions set forth in Article V.
2.4Transitional Nature of the Services. The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, the Service Recipient will use its commercially reasonable efforts to make a transition of each Service to its own internal organization or to a third party provider selected by the Service Recipient in its reasonable discretion; provided, however, that nothing in this Article 2.4 will give Service Provider the right to terminate its obligations to provide, or cause to be provided by any Service Provider, any Service earlier than the applicable End Date or such other earlier date agreed by the Parties on the appliable Schedule for a particular Service.
2.5Subcontractors. The Service Provider may provide any or all of the Services through one or more subcontractors or other third parties (each, a “Subcontractor”) as set forth on the applicable Schedule or otherwise with Service Recipient’s prior written approval, not to be unreasonably withheld, conditioned or delayed; provided, however, such written approval will not be required if the Subcontractor provided such Service to the Service Recipient in the ordinary course of business prior to the Spin-Off in substantially the same manner and scope, including geographically, as contemplated by this Agreement and the applicable Schedule.
2.6Nature of Relationship. The Service Recipient acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all Services are provided by the Service Provider and the Service Provider Group Companies as independent contractors. Any employees, agents or Subcontractors, of Service Provider and the Service Provider Group Companies (collectively, the “Service Personnel”) performing the Services under this Agreement will remain employees, agents or subcontractors of the Service Provider Group Company, as the case may be, and will not be deemed to be employees, agents or subcontractors of any Service Recipient for any purpose. The Service Provider Group Company will be solely responsible for the supervision and control of the Service Personnel and for payment of compensation to the Service Personnel. Service Provider, on behalf of itself and the other Service Provider Group Companies, assumes full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to their Service Personnel.
2.7Limitations on the Provision of Services. Notwithstanding anything to the contrary set forth herein:
(a)Service Provider will not be required to provide, or cause to be provided by any other Service Provider Group Company, any Services for use in, and Service Recipient will not, and will cause the other Service Recipient Group Company not to, use any Services in, any business other than the Business.
(b)In providing the Services, at no time will any data network of any Service Recipient Group Company be connected to any data network of any Service Provider Group Company without the prior written mutual consent of Parent and Spinco, and Parent and Spinco will have sole control of any connection mechanism between such data networks.
(c)Service Provider will not be obligated to provide, or to cause any other Service Provider Group Company to provide, any legal, financial, accounting or tax advice to Service Recipient or any other Service Recipient Group Company as part of or in connection with the Services provided hereunder or otherwise.
2.8Force Majeure. Service Provider will be excused from its obligation to provide, or to cause other Service Provider Group Companies to provide, the Services hereunder so long as and to the extent that the fulfillment of such obligation is prevented, delayed, or materially hindered as a consequence of an event of Force Majeure. In an event of Force Majeure, (a) Service Provider will promptly notify Service Recipient of the cause, expected duration, and expected impact on the provision of Services of the event of Force Majeure, and will undertake commercially reasonable actions to resume performance under this Agreement as soon as practicable and (b) for so long as an event of Force Majeure is continuing, Service Provider will provide or cause another Service Provider Group Company to provide such disaster recovery services for the Services using a comparable standard of service as would be provided to other Service Provider Group Companies to the extent reasonably requested by Service Recipient. Should a Service Provider fail to perform hereunder on account of an event of Force Majeure, the Service Recipient may obtain replacement services from a third party for the duration of such delay or inability to perform, or for such longer period as the Service Recipient is reasonably required to commit to in order to obtain such replacement services, and Service Recipient will not be required to pay the applicable fees and costs otherwise due under Article III for such Services during the term the applicable Service Provider is unable to provide such Services or the Service Recipient has engaged such third party. Service Provider will use commercially reasonable efforts in an event of Force Majeure to assist Service Recipient in obtaining replacement services including the training of any replacement service provider. For purposes of this Article 2.8, “Force Majeure” means any circumstances beyond the reasonable control of Service Provider or the applicable other Service Provider Group Companies, as the case may be, including acts of God, fire, explosion, hurricane, tornado, earthquake, flood, other weather conditions or natural disasters, or any epidemic, pandemic, outbreak of a material public health event or any worsening thereof, riots or other civil disturbances, wars (whether or not declared), cyberattacks, acts of terrorism, actions of governments, strikes, lockouts or other industrial action, failure of usual sources of raw materials or other sources of supply, and failure of computer systems to operate properly, destruction or loss of electronic records or data, and shutdowns, provided such failure, destruction or loss, or shutdown is beyond the reasonable control of Service Provider or the applicable other Service Provider Group Companies.
2.9Omitted Services. Service Recipient may, by written request sent to Service Provider within six (6) months after the date of this Agreement, request that Service Provider provide, or cause to be provided, any service that was not set forth on the Schedule, but that was provided to the Business prior to the Spin-Off (each, an “Omitted Service”). Within a reasonable timeframe after the receipt of such request, the Parties shall negotiate in good faith the terms of such Omitted Service, including the fees (which shall reflect the cost of providing such Omitted Service immediately prior to the Spin-Off) and duration of such Omitted Service, and, upon agreement of the Parties, the applicable Schedule shall be updated to include such Omitted Service and reattached hereto. Such Omitted Service shall be a Service to be provided by the Service Provider. For the avoidance of doubt and notwithstanding the foregoing, the Service Provider shall not be obligated to provide any such requested service if (i) the provision of such requested service would (A) violate any applicable law, or (B) violate, conflict with, result in the loss of any benefit under or increase the costs to the Service Provider (unless such costs associated with the Services may be passed through to the Service Recipient on a pro rata basis) under any existing contract or agreement with a third party, (ii) they are unable, despite commercially reasonable efforts, to provide such Omitted Service (including through outsourcing to its Service Provider Group Companies or existing third party providers), (iii) the Service Recipient employs the employee(s) who provided such service to the Business prior to the Spin-Off, (iv) such requested Service explicitly conflicts with any Service or statement on the applicable Schedule, or (v) the provision of such Service would be contrary to Article 2.7(c).
2.10Record Provision and Retention. Included in the fees stated in the Schedules, for twelve (12) months from the Effective Date, in the event that the Service Recipient requires information to comply with applicable law or a customer or government audit or inspection, the Service Provider to the extent they have relevant information, shall assist Service Recipient in the collection of the necessary information from the Service Provider’s systems. For the avoidance of doubt and notwithstanding the foregoing, the Service Provider shall not be obligated to provide any information as stated in this Article to the extent (i) the provision of such requested Service would (A) violate any applicable law, or (B) violate, conflict with, result in the loss of any benefit under or increase the costs to the Service Provider (unless such costs associated with the Services may be passed through to the Service Recipient on a pro rata basis) under any existing contract or agreement with a third party, or (ii) the information requested is already available to Service Recipient through a reasonable alternative mechanism. In the event the information requested requires an unreasonable level of effort, the Parties shall in good faith agree to a rate for the Service Recipient to pay for such service.
2.11Brand Transition. Parent grants the right to Spinco and the Spinco Group Companies the right to use the Parent brand name and “Hexagon” product name for brand transition purposes, royalty-free, under the following terms and conditions:
(a)Spinco, on behalf of itself and the Spinco Group Companies, acknowledges that (i) as between Parent and Spinco, Parent owns all right, title and interest in and to the trademarks, service marks, trade dress, trade names, domain names, social media handles, and other indicia of source or origin and the goodwill thereof consisting of or incorporating the “Hexagon” or “HxGN” stylized logo marks and designs (“Parent Marks”), (ii) Spinco has no rights, and is not acquiring any rights, to use the Parent Marks after the Spin-Off, except as expressly set forth in this Article 2.11, and (iii) Spinco shall not commit any act challenging, contesting or in any way impairing or attempting to impair Parent’s right, title ownership and interest in and to the Parent Marks.
(b)Effective as of the Effective Date, Parent hereby grants to Spinco and the Spinco Group Companies (collectively, the “Licensees”) a royalty-free, non-transferable, non-exclusive, irrevocable license to use the Parent Marks in connection with the continued operation of the Business in a manner consistent with (i) Spinco’s use of the Parent Marks in the Business prior to the Spin-Off, including in connection with the sale, distribution, promotion, advertising, and marketing of the Business’s goods and services, and (ii) Parent’s Brand Guidelines set forth on Schedule III and as provided to Spinco in writing from time to time (collectively, the “Brand Guidelines”). Each Licensee may sublicense the rights granted in this Article 2.11 to its authorized distributors, vendors, subcontractors, and resellers acting on behalf of the Licensee in connection with the continued operation of the Business during the Transition License Period. Parent reserves the right to review such use of the Parent Marks (including approval or disapproval of the “Hexagon” or “HxGN” stylized logo marks used separately than the “Hexagon”

mark) by any Licensee or sublicensee in connection with the sale, distribution, promotion, advertising, and marketing of the Business’s goods and services if Parent reasonably determines that the Parent Marks are not used in accordance with the Brand Guidelines or any terms of this Agreement. To the extent Parent identifies a material failure to comply with Brand Guidelines, Services Recipients agree to work with Parent to address the noncompliance. The license granted herein will terminate five (5) years from the Effective Date (“Transition License Period”). Notwithstanding, for Spinco’s software categorized as End of Life Software as of the Effective Date, Spinco is not required to re-brand such End of Life Software and associated Documentation. Further, pre-Spin-Off released Documentation and Software Products may retain the Parent Marks provided that the next release/version is updated to the new Spinco branding.
(c)Spinco shall ensure that the Licensees use the Parent Marks only in a form and manner consistent with, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services offered in connection with Parent’s use of the Parent Marks prior to the Spin-Off. All use of the Parent Marks and all goodwill arising from such use shall inure to the exclusive benefit of Parent.
(d)Except as stated herein, Licensees may not use the Parent Marks after the end of the Transition License Period, except that Licensees may at all times after the Spin-Off (i) retain and use, for Licensees’ internal business purposes, records and other historical or archived documents containing or referencing the Parent Marks; (ii) use the Parent Marks to the extent required by or permitted as fair use or otherwise under applicable law, including uses that would not cause confusion as to the origin or sponsorship of a good or service; and (iii) refer on their websites and in their advertising, marketing, and promotional materials to the historical relationship between Parent and Spinco.
(e)Without limiting the generality of the foregoing or the full license rights during the Transition License Period, Spinco shall, and shall cause each Licensee to, use commercially reasonable efforts to orderly transition away from use of the Parent Marks during the Transition License Period.
2.12Shared Facilities. Post Spin-Off, there are a number of facilities where a Parent Group Company or an Spinco Group Company will for a period sublease a portion of such facilities from the other. While such facilities are shared by the Parties, the Parties agree to:
(a)Use commercial reasonable efforts to protect the space and confidentiality of each other’s business;
(b)Implement and enforce industry standard policies and procedures regarding sharing a facility with another business to ensure that the confidentiality and respect for the other’s business is maintained.
For specific temporary services required for a shared facility, such service description and associated cost shall, unless otherwise stated in a Schedule herein, be included in the sublease agreement between the Parent Group Company and Spinco Group Company for such facility. In the event of conflict between this Agreement and such sublease, the applicable sublease shall govern solely for the needs as to that facility.
ARTICLE III
COMPENSATION
3.1Terms of Payment and Related Matters. As consideration for the provision of the Services, Service Recipient will pay (or cause to be paid to) Service Provider all amounts owed under this Agreement, including the fees set forth in the Schedule.

3.2Taxes. Service Recipient will be responsible for all sales or use taxes imposed or assessed as a result of the provision of Services by Service Provider.
3.3No Right to Set-Off or Withholding. Service Recipient will pay the full amounts of, and will not set-off, counterclaim or otherwise withhold from, all amounts, fees, costs and expenses owed under this Agreement with respect to the Services, including those amounts set forth in Article 3.1 and Article 3.2.
ARTICLE IV
TERM; TERMINATION
4.1Term. The term of this Agreement will commence on the Effective Date and will, unless terminated earlier with respect to all of the Services by written notice from Service Recipient to Service Provider or extended by mutual agreement of the Parties in accordance with Article 7.3, continue until the close of business on the last to expire End Date.
4.2Effect of Expiration or Termination. Notwithstanding anything to the contrary in this Agreement, the provisions of Article 2.11, and Articles V, VI and VII will survive any expiration or termination of this Agreement and Service Recipient will remain obligated for all amounts owed under Article 3.1 and Article 3.2 in respect of Services that were provided hereunder prior to the expiration or termination of this Agreement or the early termination of any particular Service pursuant to Article 2.1(a).
ARTICLE V
CONFIDENTIAL INFORMATION
5.1Treatment of Confidential Information. Until the later of (a) the fifth anniversary of the Effective Date or (b) the third anniversary of the last to expire End Date, each Party will hold, and will cause its Affiliates and its and their respective Representatives to hold, in confidence and not disclose any and all Confidential Information of the other Party, (a) except for purposes of complying with (i) a Party’s obligations under this Agreement or any other Spin-Off related agreement and (ii) an order from a governmental authority or applicable law. Notwithstanding the foregoing, this Article 5.1 will not apply to Confidential Information that is or becomes publicly available after the Closing through no fault of a Party or its Affiliates, or their respective Representatives. If a Party or any of its Affiliates or their respective Representatives are compelled to disclose any Confidential Information for the reasons set forth in clause (ii), such Party will (A) promptly notify the other Party in writing, to the extent permitted by applicable law, and will disclose only that portion of such Confidential Information as is legally required and (B) will use commercially reasonable efforts, at such other Party’s expense, to obtain an appropriate protective order prior to any such disclosure or other reasonable assurance that confidential treatment will be accorded such information. As used herein, “Confidential Information” means any non-public information, whether written or oral, about Parent, Spinco, their Affiliates, or the Spin-Off.
5.2Systems Access.
a)If Service Personnel receive access to a Service Recipient’s computer facilities, system(s), networks (voice or data) or software (collectively, the “Service Recipients’ Systems”) in connection with performance of the Services, the Service Provider will ensure that such Service Personnel comply with all reasonable system security policies, procedures, and requirements that may be provided in advance by such Service Recipient to the Service Provider in writing from time to time (the “Service Recipients’ Security Regulations”). The Service Providers will use commercially reasonable efforts to prevent the unauthorized access, destruction, alteration, or loss of information contained in the Service Recipients’ Systems by any Service Personnel. The Service Provider will immediately notify the Service Recipient of any discovery that any (i) Service Personnel has sought to circumvent or has circumvented the Service Recipient or the Service Recipient Group Company’s security systems and/or policies, (ii) unauthorized Person has accessed the Service Recipient’s systems, or (iii) Service Personnel has engaged in activities that have led or may lead to the unauthorized access, destruction or alteration or loss of data, information or software in the Service Recipient’s systems. Upon the occurrence of such an incident described in the preceding sentence, at the Service Recipient’s request, (A) the Service Personnel’s access to the Service Recipient’s Systems will be terminated and (B) the applicable Service Provider will reasonably cooperate with any investigation by such Service Recipient regarding such incident.
b)If personnel of any Service Recipient receive access to Service Provider Group Company’s computer facilities, system(s), networks (voice or data) or software (collectively, the “Service Provider’s Systems”) in connection with the Services, such Service Recipient will ensure that such personnel comply with all system security policies, procedures, and requirements that may be provided in advance by such Service Provider to the Service Recipient in writing from time to time (the “Service Provider’s Security Regulations”). The Service Recipient will use commercially reasonable efforts to prevent the unauthorized access, destruction, alteration, or loss of information contained in the Service Provider’s Systems by any Service Recipient personnel. The Service Recipient will immediately notify Service Provider of any discovery that any (i) Service Recipient personnel has sought to circumvent or has circumvented the Service Provider’s Security Regulations, (ii) unauthorized Person has accessed the Service Provider’s Systems, or (iii) Service Recipient personnel has engaged in activities that have led or may lead to the unauthorized access, destruction or alteration or loss of data, information or software in the Service Provider’s Systems. Upon the occurrence of such an incident described in the preceding sentence, at the Service Provider’s request, (A) the Service Recipient personnel’s access to the Service Provider’s Systems will be terminated and (B) the Service Recipient will reasonably cooperate with any investigation by such Service Provider regarding such incident.
5.3Data Protection. Where, in connection with this Agreement, a Party or any of its Affiliates has access to any data, information or record that is processed in connection with the Services relating to an identified or identifiable natural person of the other Party or any of its Affiliates (“Personal Data”), each Party agrees to (and to cause its respective Affiliates to) with respect to such Personal Data:
(a)comply with applicable data protection laws;
(b)only process Personal Data in accordance with the documented instructions of the other Party (including this Agreement);
(c)only process Personal Data to the extent and in such manner as is necessary for the provision of the Services or as required by law or any governmental authority;
(d)ensure that its personnel engaged in the processing of Personal Data (including the Service Personnel) accesses such Personal Data only as necessary to perform their role in the performance of this Agreement and have received appropriate training on their responsibilities;
(e)ensure that any Person that it authorizes to process Personal Data (including its staff, subcontractors and Representatives) is subject to a duty of confidentiality (whether a contractual or a statutory duty);
(f)implement appropriate technical and organizational measures designed to protect Personal Data and designed to ensure a level of security appropriate to the risk presented by processing the Personal Data and designed to protect against unauthorized or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure of the Personal Data;
(g)to the extent permitted by applicable law, promptly notify the disclosing Party if it receives a request from a Person to exercise any of such Person’s rights under applicable data protection laws. The disclosing Party will be responsible for responding to such a request in accordance with applicable law;
(h)maintain security incident management policies and procedures and notify the other Party without undue delay upon becoming aware of a data security incident that results in the loss or unauthorized disclosure of the disclosing Party’s Personal Data due to some fault of the receiving Party; and
(i)securely delete or securely return all Personal Data of the other Party as requested when the Services terminate in accordance with Article 2.1.
5.4Security and Breach Notification.
(a)In the event of a security incident, i.e., an event or set of circumstances resulting in a compromise to the security, confidentiality, availability or integrity of data of the Business under Service Provider’s control or within the Service Provider’s Systems (a “Provider Security Incident”), Service Provider shall promptly notify Service Recipient of such Provider Security Incident. Service Provider shall reasonably cooperate with Service Recipient in providing available information regarding the circumstances and details of the Provider Security Incident and shall maintain all documentation relating to a Provider Security Incident, whether in written or electronic form, including its identification, processing and resolution, for two (2) years (unless a shorter period is mandated by law) after final resolution, including the final resolution of any claims arising out of a Provider Security Incident.
(b)In the event of a security incident, i.e., an event or set of circumstances resulting in a compromise to the security, confidentiality, availability or integrity of data of Service Provider under Service Recipient’s control or within the Service Recipients’ Systems (a “Recipient Security Incident”), Service Recipient shall promptly notify Service Provider of such Recipient Security Incident. Service Recipient shall reasonably cooperate with Service Provider in providing available information regarding the circumstances and details of the Recipient Security Incident and shall maintain all documentation relating to a Recipient Security Incident, whether in written or electronic form, including its identification, processing and resolution, for two (2) years (unless a shorter period is mandated by law) after final resolution, including the final resolution of any claims arising out of a Recipient Security Incident.
ARTICLE VI
LIMITATIONS ON LIABILITY; INDEMNIFICATION
6.1Indemnification.
(a)Each Party will indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective Representatives from and against any and all losses caused by or arising out of the fraud, willful misconduct or gross negligence of such indemnifying Party in the performance or non-performance of its obligations hereunder or a willful and material breach by such indemnifying Party of the terms of this Agreement (collectively, the “Indemnifiable Losses”). Additionally, each Party hereby releases and discharges the other Party for any and all losses incurred by such Party arising out of or related to this Agreement, except with respect to such Party’s Indemnifiable Losses, losses indemnifiable pursuant to Article 6.1(b), and

(b)direct contract damages available under applicable law which result from or arise out of a Party’s material breach of its obligations hereunder.
6.2Limitations on Damages. Notwithstanding anything contained in this Agreement to the contrary or provided for under any applicable law, no Party will, in any event, be liable to any other Person, either in contract or in tort, for any remote, speculative, special or punitive damages of such other Person, whether or not the possibility of such damages has been disclosed to such Party in advance or could have been reasonably foreseen by such Party; provided, however, that the foregoing limitation will not affect the right of a Party to be indemnified pursuant to this Article VI for judgements or settlements that are awarded to a third Person in connection with a third party claim.
6.3[Reserved.]
6.4Specific Performance. Each Party acknowledges and agrees that the other Party and its Affiliates would be irreparably harmed if the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of such provisions by the other Party or its Affiliates could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Parties agree that, in addition to any other right or remedy to which either Party may be entitled at law or in equity, each Party shall be entitled to seek a decree of specific performance by a court of competent jurisdiction to enforce the provisions of this Agreement and without being required to post bond or other security. Furthermore, the Parties agree not to, and shall cause their respective Affiliates not to, assert that a remedy of specific performance, injunctive relief or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the other Party otherwise has an adequate remedy at law.
6.5Exclusion of Other Remedies. The indemnification expressly provided in this Article VI will be, in addition to any remedies described in Article 6.4 and/or any equitable remedies such as injunctive relief, the sole and exclusive remedy of the Parties for any loss arising under this Agreement or in respect of the provision of the Services or actions taken by the Parties, or any other Service Provider or Service Recipient, in connection with the transactions contemplated hereby.
ARTICLE VII
MISCELLANEOUS
7.1Dispute Resolution Procedures. The Parties acknowledge and agree that Article VIII of the Distribution Agreement is hereby incorporated into this Agreement, and the procedures set forth therein shall apply, mutatis mutandis, to any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, or validity thereof, and any question of the arbitrators’ jurisdiction, the arbitrability of any claim, or the existence, scope or validity of this arbitration agreement.
7.2Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)The Parties acknowledge and agree that Section 9.2 of the Distribution Agreement is hereby incorporated into this Agreement.
(b)THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO

THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.
7.3Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules hereto), together with the Distribution Agreement and the other Spin-Off related agreements, represents the entire understanding and agreement among the Parties with respect to the subject matter hereof. This Agreement supersedes all prior written or oral statements, representations, warranties, promises, assurances, agreements and understandings between the Parties relating to or in connection with the subject matter of this Agreement. Each Party hereby acknowledges that it has not relied on any promise, representation or warranty that is not set forth in this Agreement. This Agreement may not be amended except in writing signed by each Party. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as expressly provided herein (including by reference), no failure on the part of a Party to exercise, and no delay by a Party in exercising, any right, power or remedy hereunder will operate as a waiver thereof by such Party, nor will any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy by such Party.
7.4[Reserved].
7.5Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender) or (b) on the Business Day after delivery to Federal Express or similar overnight courier for next day delivery and properly addressed, to the Party as follows:
If to Spinco:
Intergraph Corporation
305 Intergraph Way
Madison, AL 35758
Attention: Scott Moore, Chief Operating Officer
E-Mail: [***]
with a copy (which shall not constitute notice but shall be required for notice) to:
Octave Chief Legal Officer
305 Intergraph Way
Madison, AL 35758
Attention: Tony Zana
E-Mail: [***]
If to Parent:
Hexagon AB
P.O. Box 3692
SE-103 59 Stockholm, Sweden

Street address: Lilla Bantorget 15
SE-111 23 Stockholm, Sweden
Attention: Thomas De Muynck, Chief Legal Officer
Email: [***]
or such other addresses or numbers or addressee as are furnished in writing by either Party.
7.6Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person other than the Parties except as otherwise contemplated herein. Neither Party may assign any of its rights or delegate any of its obligations (other than as contemplated herein with respect to Subcontractors) under this Agreement without the prior written consent of the other Party (whether by operation of law, equity sale, merger or other business combination, or any other transaction involving a Party or any Affiliate thereof that would have the same or substantially similar economic or substantive effect to any of the foregoing (including by way of any derivative arrangement) or otherwise), and any attempted assignment without the required consents will be void; provided, however, that Parent may assign this Agreement, and any or all rights or obligations under this Agreement, to any of its Affiliates without the prior written consent of Spinco; provided, further, that Spinco may assign this Agreement, and any or all rights or obligations under this Agreement, to any of its Affiliates or to any successor to, or acquirer of, the Business, in each case, without the prior written consent of Parent. No such assignment will release the assigning party from any liability under this Agreement.
7.7Counterparts. This Agreement may be executed in multiple original, electronic (including by DocuSign) or facsimile counterparts, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by e-mail delivery of a “.pdf” format data file or other electronic transmission (including by DocuSign), such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page or other electronic file were an original thereof. No Party will raise the use of e-mail delivery of a “.pdf” format data file or other electronic transmission to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic transmission as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
7.8Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.
[Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HEXAGON AB

By:	/s/ Anders Svensson
Name: Anders Svensson
Title: President and CEO

OCTAVE INTELLIGENCE PLC

By:	/s/ Mattias Stenberg
Name: Mattias Stenberg
Title: Chief Executive Officer